Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-190085 on Form S-8 of Physicians Realty Trust of our report dated May 1, 2014 with respect to the Statement of Revenues and Certain Direct Operating Expenses of the Peachtree Dunwoody Medical Center for the year ended December 31, 2013.

/s/ Plante & Moran, PLLC

Chicago, Illinois
May 1, 2014